For Immediate Release	Earl O. Bradley, III
Phone: 931-552-6176

Patrick C. Greenwell
Phone: 931-552-6176

FIRST ADVANTAGE BANCORP ANNOUNCES
FIRST QUARTER 2010 EARNINGS

Clarksville, Tennessee.  May 7, 2010.  First Advantage Bancorp (the “Company”) [Nasdaq:  FABK], the holding company for First Federal Savings Bank (the “Bank”), today reported net income of $327,000, or $0.07 per diluted share, for the three months ended March 31, 2010 as compared to net income of $169,000, or $0.04 per diluted share, for the same period of 2009.

    “Over the past several quarters management’s efforts have been directed toward developing a disciplined, balanced lending and deposit gathering presence in the Clarksville community and surrounding areas.  I am proud of our progress toward that goal as evidenced by our year-over-year growth in total loans and deposits of 25.1% and 9.00%, respectively.  Additionally, our net interest margin has improved in recent months, reaching 3.81% for the first quarter of 2010. We remain dedicated to a conservative management philosophy, with a focus on asset quality, prudent growth and strategies designed to promote long-term shareholder value,” said Earl O. Bradley, III, Chief Executive Officer.

“Although we are pleased to announce positive earnings growth for the first quarter of 2010, we are extremely saddened by the widespread damage and destruction caused by the flooding that occurred over the course of May 1st and 2nd in our business community," Mr. Bradley continued.  "Many area businesses and cultural attractions incurred major flood damage, and our hearts go out to them as they begin their recovery efforts.  We are committed to our community during this tragedy and will use our resources to help the businesses and families of Clarksville clean-up and rebuild. We are here to offer our support and assistance however possible.”

Net Interest Income

Net interest income for the quarter ended March 31, 2010 increased 15.7% to $3.0 million compared to $2.6 million for the quarter ended March 31, 2009.  The net interest margin for the three months ended March 31, 2010 was 3.81%, compared to 3.37% for the three months ended March 31, 2009.  The increase in net interest income was mainly attributable to a decrease in interest expense of $333,000, or 19.7%, for the first quarter of 2010 compared to the first quarter of 2009.  The decrease in interest expense was primarily due to lower rates paid to customers on interest-bearing deposits as higher rate, fixed-term deposits matured and as market rates declined on interest-bearing transaction accounts.

The average balances of interest earning assets increased by 2.3% for the three months ended March 31, 2010 compared to the same period of 2009, as the average rate earned on these assets remained relatively stable with a modest decline of two basis points over the same periods.   The average loan balances increased by 22.5% in the three month period ended March 31, 2010 compared to the three month period ended March 31, 2009, and average balances of investments available for sale decreased by 26.5% for the same comparable periods.

Credit Quality

The Company recorded a provision for loan losses of $227,000 for the three months ended March 31, 2010 compared to $168,000 for the three months ended March 31, 2009.    The increase in the provision was due to the growth of the total loan portfolio, an increase in non-performing and classified loans, and weakened general economic conditions.

Non-performing assets totaled $2.4 million, or 0.70% of total assets, at March 31, 2010 compared to $834,000, or 0.24% of total assets, at March 31, 2009.  The increase was primarily in the one-to-four family residential mortgage and multi-family loan portfolios.  There was a 57.5% increase in the level of classified assets from $2.5 million at March 31, 2009 to $3.9 million at March 31, 2010 primarily related to our one-to-four family residential and multi-family loan portfolios.  Classified assets are primarily loans rated special mention or substandard in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.

Non-interest Income

Non-interest income for the three months ended March 31, 2009 was $604,000 compared to $608,000 for the three months ended March 31, 2009.  The decrease was due primarily to a  decrease in net gains on sales of loans held for sale which was partially offset by increases in service charges on deposit accounts and insurance and brokerage commissions.

Non-interest Expense

Non-interest expense increased $77,000 to $2.9 million for the three months ended March 31, 2010 from $2.8 million for the comparable period in 2009.  The increase was mainly attributable to increases in loan collection and repossession expense, salaries and employee benefits, net occupancy expense, equipment expense and marketing expense for the three months ended March 31, 2010 compared to the three months ended March 31, 2009.  These increases were partially offset by decreases in professional fees, lower FDIC assessments and lower data processing fees.

Selected Balance Sheet Data

Total assets were $344.7 million at March 31, 2010 compared to $342.2 million at March 31, 2009, an increase of $2.6 million or 0.7%.  Total loans were $227.3 million at March  31, 2010, an increase of $45.6 million, or 25.1%, compared to March 31, 2009.  Total liabilities were $275.9 million at March 31, 2010 compared to $271.0 million at March 31, 2009, an increase of $4.9 million or 1.8%.  Total deposits at March 31, 2010 were $217.2 million, an increase of $17.9 million or 9.0% over March 31, 2009.  The increase in deposits was primarily used to fund growth in loans.  Federal Home Loan Bank advances totaled $13.0 million at March 31, 2010, which was unchanged from the balance reported at March 31, 2009.

Total stockholders’ equity was $68.8 million at March 31, 2010 compared to $71.1 million at March 31, 2009.  At March 31, 2010, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines. The average common shareholder’s equity to average assets was 20.51% for the three months ended March 31, 2010 compared to 20.86% for the three months ended March 31, 2009.

About First Advantage Bancorp

Founded in 1953, First Federal Savings Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee, which is approximately 40 miles northwest of Nashville near the Kentucky border.  First Federal Savings Bank offers a full range of retail and commercial financial services.  The Bank’s website address is www.firstfederalsb.com.  First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol “FABK.”

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan and investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings Bank’s market area, changes in real estate market values in First Federal Savings Bank’s market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform.
These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST ADVANTAGE BANCORP
SELECTED FINANCIAL DATA
(Unaudited-Dollars in thousands, except per share amounts)

	Three Months Ended		Year Ended
	March 31,		December 31,
SELECTED FINANCIAL CONDITION DATA:	2010	2009	2009

END OF PERIOD BALANCES
Assets	$344,736	$342,180	$344,224
Available-for-sale securities, at fair value	88,359	129,581	98,739
Loans, gross	230,125	184,034	213,950
Allowance for loan losses	2,803	2,329	2,813
Deposits	217,218	199,290	216,240
FHLB advances and other borrowings	53,762	69,410	54,883
Common shareholders' equity	68,810	71,142	70,526

AVERAGE BALANCES
Assets	$343,248	$336,590	$344,118
Earning assets	320,352	313,270	322,807
Investment securities	94,112	128,034	118,245
Other investments	9,221	8,107	12,419
Loans, gross	217,019	177,129	192,143
Deposits	216,095	192,229	203,133
FHLB advances and other borrowings	19,297	36,745	68,329
Common shareholders' equity	70,398	70,196	70,127

SELECTED OPERATING RESULTS:
Interest and dividend income	$4,365	$4,290	$17,232
Interest expense	1,357	1,690	6,367
Net interest income	3,008	2,600	10,865
Provision for loan losses	227	168	868
Net interest income after provision for loan losses	2,781	2,432	9,997
Non-interest income	604	608	1,649
Non-interest expense	2,882	2,805	11,151
Income before income tax expense	503	235	495
Income tax expense	176	66	135
Net income	$327	$169	$360

Basic earnings per common share	$0.07	$0.04	$0.08
Diluted earnings per common share	0.07	0.04	0.08
Dividends paid per common share	0.05	0.05	0.20
Book value per common share	15.27	15.66	15.77
Common shares outstanding	4,063,184	4,540,822	4,470,984
Basic, weighted average shares outstanding	4,507,228	4,541,476	4,508,033
Diluted, weighted average shares outstanding	4,535,405	4,594,941	4,572,207

SELECTED ASSET QUALITY RATIOS
Net charge-offs	$237	$15	$222
Classified assets	3,882	2,464	3,498
Nonperforming loans	1,629	774	1,403
Nonperforming assets	2,408	834	1,704
Total nonperforming loans to total loans	0.72%	0.43%	0.66%
Total nonperforming loans to total assets	0.47%	0.23%	0.41%
Total nonperforming assets to total assets	0.70%	0.24%	0.50%

SELECTED RATIOS (annualized)
Return on average assets	0.39%	0.20%	0.10%
Return on average common shareholders' equity	1.88%	0.97%	0.51%
Average common shareholders' equity to average assets	20.51%	20.86%	20.38%
Net interest margin	3.81%	3.37%	3.37%